CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 24, 2009 relating to AllianceBernstein Municipal Income Fund, Inc. (comprised of National Portfolio, California Portfolio and New York Portfolio), (the "Fund") for the fiscal year ended October 31, 2009 which is incorporated by reference in this Post Effective Amendment No. 44 Registration Statement (Form N-1A Nos. 33-7812 and 811-04791) of the Fund.

                                                             ERNST & YOUNG LLP

New York, New York
January 28, 2009